Putnam Diversified Income Trust, March 31, 2017, semiannual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		 35,352
Class B		  1,294
Class C   	 15,648
Class M		  3,796

72DD2 (000s omitted)

Class R		     87
Class R6	    316
Class Y		 32,620

73A1

Class A	    	   .198
Class B	    	   .172
Class C	    	   .172
Class M 	   .191

73A2

Class R	    	   .190
Class R6 	   .210
Class Y	    	   .207

74U1	(000s omitted)

Class A	     	169,124
Class B	       	  7,195
Class C	      	 88,700
Class M	      	 19,385

74U2	(000s omitted)

Class R		    427
Class R6	  1,580
Class Y	     	195,607

74V1

Class A		   7.07
Class B		   7.00
Class C		   6.95
Class M		   6.95

74V2

Class R		   6.99
Class R6	   7.01
Class Y		   7.00


61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.